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                                                                    Exhibit 99.1

Contact:                     Investor Relations                Media Relations
                             John Beneke                       Raymond O'Rourke
                             212-762-7282                      212-761-4262



                      MORGAN STANLEY DEAN WITTER ANNOUNCES
                   SECOND QUARTER NET INCOME OF $1.5 BILLION;
                         NET REVENUES OF $7.1 BILLION;
                           EARNINGS PER SHARE UP 30%

                ADDITIONAL $1.5 BILLION STOCK BUYBACK AUTHORIZED


NEW YORK, June 22, 2000 -- Morgan Stanley Dean Witter & Co. (NYSE: MWD) today reported net income of $1,458 million for the quarter ended May 31, 2000 -- a 27 percent increase from $1,151 million in last year's second quarter. Diluted earnings per share were $1.26 -- up 30 percent from $0.97 a year ago.

Second quarter net revenues (total revenues less interest expense and the provision for loan losses) increased to $7.1 billion -- 25 percent higher than last year. The annualized return on average common equity for the quarter was
33.0 percent.

Philip J. Purcell, Chairman, and John J. Mack, President, said in a joint statement, "We had another great quarter -- they've all been good since the merger. Our net income for the first six months of this year is more than $3.0 billion, which is significantly more than we made for the full year in 1997. Every business continued to do well even in choppy financial markets. We are also pleased with the recent upgrade in our credit rating by S&P, which reflects our pre-eminent position in global financial services."
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In the first six months of fiscal 2000, net income was $3,002 million, 37 percent higher than $2,188 million a year ago. Six-month diluted earnings per share were $2.60, up 41 percent from last year's $1.85 and net revenues rose 32 percent to $14.5 billion over the same period. The annualized return on average common equity was 34.7 percent for the first six months of the year.

SECURITIES

The Company's Securities business posted net income of $1,090 million, a 31 percent increase from last year's second quarter. The increase reflects record revenues for its private client group and near record revenues for the Company's institutional securities business.

o Institutional securities' results were driven by record revenues in equities and an outstanding performance in investment banking, despite a slowing in underwriting activity late in the quarter. Institutional securities also continued to benefit from its strong global presence.

o Equities' record results reflected strong revenues in both derivative and cash products. Both areas benefited from increased volumes and volatility in most major markets worldwide. Fixed income's results were flat versus the second quarter of 1999, as record revenues in commodities, driven by gains in energy-related products, were partially offset by a decline in global high yield trading.

o Investment banking's outstanding quarter was driven by near record revenues and volume in global M&A advisory activity. For the first five months of calendar 2000, the Company ranked first in announced global M&A; first in North America and second worldwide in equity and equity-related underwritings; and second in worldwide investment grade debt underwriting./1/


o The private client group's (PCG) record quarterly performance was largely the result of increased sales of listed and over-the-counter equities and higher

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/1/ Source: Thomson Financial Securities Data - Jan 1 to May 31, 2000.

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   revenues from the distribution of asset management products. PCG's sales of asset management products remained strong during the quarter.

o PCG client assets in fee based accounts increased 73 percent from last year's second quarter -- to total $128 billion. Total client assets of $660 billion were $141 billion higher than a year ago.

o The number of PCG's global financial advisors rose to a record 13,513 -- an increase of 441 for the quarter and 1,475 over the last twelve months.

o The private equity group reported negative net revenues of $197 million for the second quarter compared with a gain of $29 million a year ago. These results reflected lower securities prices in the telecommunications and internet sectors, including our positions in Allegiance Telecom and InterNAP.

ASSET MANAGEMENT

Asset Management's quarterly net income was $156 million, up 49 percent from $105 million in the second quarter of 1999. The increase primarily reflects growth in the Company's assets under management as well as a shift in asset mix to a greater percentage of equity products.

o The Company's assets under management increased $40 billion, or 10 percent, over last year to $445 billion.

o Retail assets were $37 billion ahead of a year ago but declined by $14 billion during the quarter -- to stand at $278 billion. Institutional assets were up $3 billion compared to a year ago and $4 billion for the quarter--to stand at $167 billion. The overall quarter-to-quarter decline resulted from lower market values, even though both businesses had positive net sales for the quarter.

o In March, the Company announced the formation of Morgan Stanley Dean Witter Alternative Investment Partners. The new venture combines the distribution

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   capabilities of MSDW with the experience of a team of investment managers formerly with Weyerhaeuser Co. It will offer institutions and high net worth individuals diversified portfolios of alternative investment products, including private equity, real estate and venture capital.

o Unit Investment Trust sales rose to $4.5 billion, 32 percent above the level of sales in the second quarter of last year.

CREDIT SERVICES

Credit Services net income was a record $212 million as a result of higher consumer loan balances, strong transaction volume and improved credit quality.

o Managed consumer loans rose to a record $43.7 billion, an increase of $10.9 billion, or 33 percent, from a year ago.

o Merchant and cardmember fees increased 20 percent from a year ago to $591 million. Transaction volume increased 34 percent to $21.9 billion, driven by higher sales volume and balance transfers.

o The consumer loan net charge-off rate declined to 4.21 percent, its lowest level in almost five years and 134 basis points below last year's second quarter 5.55 percent. The over-30-day delinquency rate was 5.11 percent, compared to 5.94 percent a year ago.

o The yield on consumer loans declined 70 basis points from last year's second quarter but increased 34 basis points from this year's first quarter. The increase in yield reflects a pricing increase implemented during the second quarter.

o Marketing and business development expenses increased 31 percent from last year's second quarter, reflecting continued investment in growth initiatives and an increase in cardmember rewards due to higher sales volume.

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The Company has repurchased approximately 27 million shares of its common stock since the end of fiscal 1999. The Company's Board of Directors also took the following actions:

o Authorized the repurchase, subject to market conditions and certain other factors, of an additional $1.5 billion of the Company's common stock for capital management purposes.

o Declared a $.20 quarterly dividend per common share. The dividend is payable on July 28, 2000 to common shareholders of record on July 7, 2000.

Standard & Poor's recently upgraded the Company's credit ratings to AA- for senior long term debt and to A-1+ for commercial paper.

Total capital at May 31, 2000 was $47.0 billion, including $18.5 billion of common and preferred stockholders' equity and preferred securities issued by subsidiaries. Book value per common share was $15.66, based on quarter-end shares outstanding of 1.1 billion.


Morgan Stanley Dean Witter & Co. is a global financial services firm and a market leader in securities, asset management and credit services. The Company has offices in New York, London, Tokyo, Hong Kong and other principal financial centers around the world and has 506 securities branch offices throughout the United States.


Access this press release on-line @www.msdw.com


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                            (See Attached Schedules)


This release may contain forward-looking statements. These statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of the risks and uncertainties that may affect the Company's future results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 1999 Annual Report to Shareholders and the Company's Quarterly Report on Form 10-Q for fiscal 2000.

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